Exhibit 19.1

SECOND AMENDED AND RESTATED

POLICY ON INSIDER TRADING OF

GTJ REIT, INC.

In the course of conducting the business of GTJ REIT, Inc., a Maryland corporation and its subsidiaries, including but not limited to GTJ Realty, LP (collectively “GTJ” or the “Company”), whether as a director, principal, officer, senior executive or employee of GTJ, you may come into possession of material information about GTJ or other entities that is not available to the investing public (herein referred to as “material, non-public information”). You must maintain the confidentiality of material, non-public information and may not use it in connection with the purchase or sale of securities of GTJ or any other entity to which the information relates. GTJ has adopted this Second Amended and Restated Policy on Insider Trading (this “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with GTJ. We all work hard to maintain GTJ’s reputation for integrity and ethical conduct and are all responsible for preserving and enhancing this reputation.

Policy and Procedure Summary

As summarized below, no employee of GTJ may buy or sell GTJ securities while aware of material non-public information. In addition, all Covered Persons (as defined below) (other than GTJ’s directors and executive officers) must obtain clearance from GTJ’s Chief Financial Officer (or, in the absence, from GTJ’s Chief Executive Officer) prior to initiating any purchases or sales of GTJ securities. GTJ’s directors and executive officers must obtain clearance from GTJ’s Board of Directors prior to initiating any purchases or sales of GTJ securities.

Inside Information

GTJ’s policies and the laws of the United States prohibit any director, principal, officer or employee of GTJ, whenever and in whatever capacity employed, from buying or selling securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) of GTJ while in possession of “inside information” about GTJ. Inside information is any material, non-public information about a company and its operations and financial condition and is more fully defined below.

If you become aware of any inside information concerning GTJ, you may not purchase or sell any securities of GTJ and should treat the information as strictly confidential. This prohibition applies to all securities of GTJ, as well as the securities of any other company about which you acquire inside information in the course of your duties for GTJ. You are responsible for reviewing this Policy and ensuring that your actions do not violate it.

Material, Non-Public Information

As noted above, it is illegal and a violation of this Policy to purchase or sell GTJ securities while aware of material, non-public information.

Material Information

Under this Policy and U.S. law, information is material if:

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there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
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the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Non-public information can be material even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds or bank loans.

Depending on the facts and circumstances, information that could be considered material includes but is not limited to:

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earnings announcements or estimates;
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changes to previously released earnings information;
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unusual gains or losses in major operations;
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significant dividend increases or decreases;
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expansion or curtailment of operations;
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potential contracts and/or investments by GTJ;
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new products, inventions or discoveries;
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major litigation;
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possible mergers, acquisitions, divestitures or joint ventures;
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changes in research recommendations or debt ratings;
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restructurings and recapitalizations;
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unannounced government actions with respect to an issuer of securities;
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anticipated public offerings of securities;
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extraordinary management developments;
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extraordinary borrowing;
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major changes in management;
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liquidity problems; and
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write-downs and additions to reserves for bad debts.

Non-Public Information

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. It is also important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by GTJ in at least one of the following ways:

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public filings with securities regulatory authorities, including the disclosure of the information in a Form 10-Q, Form 10-K, Form 8-K, proxy statement or prospectus;
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issuance of press releases;
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disclosure of the information in the financial media; or
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meetings with members of the press and the public.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person aware of material, non-public information should refrain from purchasing or selling GTJ securities for approximately two full business days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

Notwithstanding these timing guidelines, it is illegal for you to buy or sell securities while in possession of material, non-public information, including situations in which you are aware of major developments that have not yet been publicly announced by the issuer of the securities.

“Tipping” Material, Non-Public Information Is Prohibited

In addition to buying or selling securities while in possession of material, non-public information, it is illegal and a violation of this Policy to convey such information to another person (herein referred to as “tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any benefit, monetary or otherwise, from the tippee.

Trading on or conveying material, non-public information may also breach contractual obligations assumed by GTJ. Apart from contractual remedies (such as damages and injunctions), severe, and possibly irreparable, reputation damage to GTJ can result from buying or selling based on material, non-public information, tipping or any other improper use of material, non- public information.

Scope of Policy

The restrictions set forth in this Policy, except as noted, apply to all directors, principals, officers, senior management and employees of GTJ and to their spouses, minor children, adult family members sharing the same household and any other person over whom the director, principal, officer or employee exercises substantial control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.

Certain of the restrictions set forth in this Policy, apply only to all directors and officers of GTJ, certain employees of GTJ and to their spouses, minor children, adult family members sharing the same household and any other person over whom the director, officer or employee exercises substantial control over his, her or its securities trading decisions (the “Covered Persons”). This Policy also applies to any trust or other estate in which a Covered Person has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. A listing of “Covered Persons” is maintained by GTJ’s Chief Financial Officer.

Trading Periods – Covered Persons Only

Subject to the Pre-Clearance Policy described below, Covered Persons who are not otherwise in possession of undisclosed material information may only purchase or sell securities of GTJ during the period:

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commencing on the second business day after the public release of quarterly financial information with respect to the preceding fiscal quarter and ending fifteen (15) days before the end of the next fiscal quarter; or

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commencing on the second business day after the public release of year-end financial information and ending fifteen (15) days before the end of the first fiscal quarter following such year-end.

Blackout Periods – All Employees

From time to time, an event may occur in the Trading Periods described above that is material to GTJ and is known by only a few directors or executive officers of GTJ. So long as the event remains material and non-public, Covered Persons and any persons designated by GTJ’s Chief Financial Officer may not buy or sell the securities of GTJ even if knowledge of such event occurs during the window described above. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of GTJ’s Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to buy or sell while aware of material, non-public information.

Pre-Clearance Policy – Covered Persons Only

Covered Persons (other than directors and executive officers) who are not otherwise in possession of undisclosed material information and wish to buy or sell securities of GTJ during the Trading Periods described above, must obtain prior clearance from GTJ’s Chief Financial Officer, before he or she trades in GTJ’s securities. Directors and executive officers who are not otherwise in possession of undisclosed material information and wish to buy or sell securities of GTJ during the Trading Periods described above, must obtain prior clearance from GTJ’s Board of Directors, before he or she trades in GTJ’s securities. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws, rules and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the merits of the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If a transaction order is not placed within the 48-hour period, the person who requested the clearance must re-submit the request for clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting the clearance.

Options Under Company Plans

The trading restrictions of this Policy do not apply to the exercise of stock options granted under the Company’s 2007 Incentive Award Plan or the Company’s 2017 Incentive Award Plan for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy. For clarity, the term "cashless exercise" includes any sale of Company stock issued on exercise of the stock options where such sale is made into the public market, and excludes—for the purposes of satisfying any applicable U.S. federal, state and local tax withholding obligations, and non-U.S. tax withholding obligations—the withholding of shares of Company stock that would otherwise be received upon exercise of the stock options.

Rule 10b5-1 Plans

The trading restrictions of this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”) that:

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Utilizes the required cooling-off period between the date of adoption of the plan and the date of the first trade under the plan for directors, officers and persons other than issuers:
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For persons other than directors and officers, the required cooling-off period is 30 days. The plan must be approved at least 30 days in advance of any trades thereunder by the Chief Financial Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Financial Officer at least 30 days in advance of any subsequent trades);
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For directors and officers, the required cooling-off period ends on the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (subject to a maximum cooling off period of 120 days after plan adoption). The plan must be approved at least 90 days in advance of any trades thereunder by the Chief Financial Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Financial Officer at least 90 days in advance of any subsequent trades);
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Is entered into in good faith with respect to the plan by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company;
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Gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
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If applicable, contains the required certification for directors and officers entering into such plan certifying that, at the time of adoption: (i) such directors and officers are not aware of material nonpublic information about the Company or its securities; and (ii) such directors and officers are adopting the plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and
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Does not overlap with another outstanding Rule 10b5-1 plan for purchases or sales of any class of securities of the Company on the open market during the same period, subject to the few exceptions to this prohibition (including for plans with different brokers, later-commencing plans, and sell-to-cover transactions).

Other Prohibited Transactions - Pledging and Hedging

Covered Persons are prohibited from engaging in the following transactions in the Company's securities unless prior written approval is obtained from the Company’s Chief Financial Officer:

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Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
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Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

Safeguarding Confidential Information

If material information relating to GTJ or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect GTJ’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

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Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.
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Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speakerphones. Do not discuss such information with relatives or social acquaintances.
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Do not give your computer IDs and passwords to any other person. Password protect computers and log off computers when they are not in use.
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Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
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Be aware that the Internet and electronic mail carriers are not secure environments for the transmission of confidential information.
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Comply with the specific terms of any confidentiality agreements of which you are aware.
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Upon termination of your employment, you must return to GTJ, as applicable, all physical (including electronic) copies of confidential information, as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
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You may not bring the confidential information of any former employer to GTJ.

Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of GTJ. Such inquiries can come from the media, securities analysts and others regarding GTJ’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstance should you attempt to handle these inquiries without prior authorization. Only personnel of GTJ specifically authorized to do so may answer questions about or disclose information concerning GTJ.

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Refer requests for information regarding GTJ from the financial community, such as securities analysts, brokers or investors, to GTJ’s Chief Executive Officer, or, if the Chief Executive Officer is not available, GTJ’s Chief Financial Officer.
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Refer requests for information regarding GTJ from the media or press to GTJ’s Chief Executive Officer, or, if the Chief Executive Officer is not available, GTJ’s Chief Financial Officer.
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Refer requests for information from the U.S. Securities and Exchange Commission (the “SEC”) or other regulators to GTJ’s Chief Financial Officer, or, if the Chief Financial Officer is not available, GTJ’s Executive Officer.

Regulation FD

GTJ is committed to fair disclosure to investors in compliance with all applicable securities laws and regulations, including Regulation FD adopted by the SEC. Regulation FD prohibits public corporations from selectively disclosing material, non-public information to securities analysts, broker-dealers, other securities market professionals and stockholders (“Securities Professionals”) who may buy or sell GTJ securities on the basis of the information.

Whenever a company (or person acting on its behalf) discloses material, non-public information to Securities Professionals, Regulation FD requires that the company simultaneously make public disclosure of the information in question. If GTJ learns that it has unintentionally disclosed material, non-public information, it must issue a press release making the information public within 24 hours.

For a discussion of what types of information are likely to be deemed material, see the section of this Policy on “Material, Non-Public Information,” above.

To avoid a violation of Regulation FD, GTJ must strictly adhere to disciplined procedures and record keeping with respect to formal and informal contacts with Securities Professionals. If possible, GTJ’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer) should be included in any and all contacts with Securities Professionals. If GTJ’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer) is not included in the contact, then the GTJ’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer) must be briefed on the substance of any discussions within two hours after any such contact occurs.

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to GTJ’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer). In addition, if you:

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receive material, non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
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receive confidential information and are unsure if it is within the definition of material, non-public information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact GTJ’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer). Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violations of the Insider Trading Policy and Laws

The personal consequences to you of illegally trading securities using material, non- public information can be quite severe. U.S. securities laws provide that an individual is subject to possible imprisonment and significant fines. These laws apply to all employees – not just officers, directors, investment bankers and lawyers. Subject to applicable law, personnel of GTJ who violate this Policy may also be subject to discipline by GTJ, up to and including termination of employment.

Amended and Restated: March 11, 2025

ACKNOWLEDGMENT FORM

I have received and read the Second Amended and Restated Policy on Insider Trading (the “Policy”) of GTJ REIT, Inc. (“GTJ”) and understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Policy and GTJ’s related policies and procedures.

Printed Name

Signature

Date